December 30, 1996


Keystone Fund of the Americas
200 Berkeley Street
Boston, Massachusetts  02116-5034

Ladies and Gentlemen:

     I am Senior Vice President of and General Counsel to Keystone Investment Management Company, investment adviser to Keystone Fund of the Americas (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 3,868,822 additional shares of the Fund.

     To my knowledge, a Prospectus is on file with the Securities and Exchange Commission (the "Commission") as part of Post-Effective Amendment No. 4 to the Fund's Registration Statement, which covers the public offering and sale of the Fund shares currently registered with the Commission.

     In my opinion, such additional shares, if issued and sold in accordance with the Fund's Declaration of Trust (the "Declaration of Trust") and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust and subject to the limitations set forth therein.

     My opinion is based upon my examination of the Fund's Declaration of Trust and By-Laws, as amended; a review of the minutes of the Fund's Board of Trustees authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

     I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 5 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                                Very truly yours,

                                                /s/Rosemary D. Van Antwerp

                                                Rosemary D. Van Antwerp
                                                Senior Vice President and
                                                General Counsel